Exhibit 10.5
COOPER INDUSTRIES
AMENDED AND RESTATED
MANAGEMENT ANNUAL INCENTIVE PLAN
(As Amended and Restated for Non-Deferral Terms as of February 13, 2006)
(As Amended and Restated in connection with Section 409A, Effective January 1, 2005)
BACKGROUND
     The Cooper Industries Amended and Restated Management Annual Incentive Plan (“Plan”) is a bonus plan for senior executives designed to link executive compensation to achievement of short-term business objectives. The Plan was last approved by shareholders on April 25, 2006, when the maximum annual Award was increased from $2.5 million to $3 million and the Plan was extended until March 11, 2011. The Plan was also amended to require proportionate adjustments to Shares upon certain corporate transactions.
     Plan Awards are subject to unilateral reduction or elimination by the Committee after the Performance Period and are paid in the calendar year in which Participants obtain a “legally binding right” to Awards. Thus, Awards paid in the normal course (i.e., in the absence of voluntary deferral elections by Participants) should not constitute “deferred compensation” within the meaning of Section 409A. Similarly, Plan amendments that apply solely to annual bonus opportunity paid in the normal course should not result in “material modifications” that subject pre-2004 deferrals under the Plan to Section 409A.
     Awards paid in Shares have historically been deferred under the terms of this Plan, rather than under the Cooper Industries Management Incentive Compensation Deferral Plan. Plan terms applicable to Share deferrals have not been amended since October 3, 2004, and those Plan terms (the “Pre-409A Employee Share Deferral Terms”) have been frozen and shall not be modified except as permitted under Section 409A, so as to preserve the grandfathered status of pre-2004 Share deferrals and related earnings thereunder. Deferrals retained and administered under the Pre-409A Employee Share Deferral Terms are those employee Share deferrals that were earned and vested as of December 31, 2004, and income attributable to such grandfathered deferrals. The terms of the Plan applicable to Share deferrals are being deleted effective January 1, 2005 and no such deferrals are permitted after such date.
I. Purpose of the Plan
     The Cooper Industries Amended and Restated Management Annual Incentive Plan is intended to provide Cooper Industries, Ltd. (“the Company”) a means by which it can engender and sustain a sense of personal commitment on the part of its Senior Executive Officers in the continued growth, development, and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to Senior

Executive Officers annual incentive compensation on the terms and conditions established herein.
II. Definitions
     2.1 “Affiliates” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
     2.2 “Annual Incentive Award” or “Award” means the compensation payable in cash or Shares granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions, and limitations established by the Committee and the Plan.
     2.3 “Board” means the Board of Directors of the Company.
     2.4 “Change in Control” shall mean a change in control in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.
     2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     2.6 “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan; provided that the Committee shall consist of three or more persons each of whom is an “outside director” within the meaning of Section 162(m) and a “disinterested person” within the meaning of Rule 16b-3 under the Exchange Act.
     2.7 “Exchange Act” means the Securities Exchange Act of l934, as amended from time to time.
     2.8 “Participant” means a Senior Executive Officer of the Company who is selected by the Committee to participate in the Plan.
     2.9 “Performance Goals” shall be defined as the performance criterion or criteria established by the Committee, pursuant to Section V hereof, for the purpose of determining Awards under the Plan.
     2.10 “Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year.
     2.11 “Plan” means the Cooper Industries Amended and Restated Management Annual Incentive Plan (as amended and restated February 13, 2006, and as further amended, effective January 1, 2005, for compliance with Section 409A).

     2.12 “Pre-409A Employee Share Deferral Terms” shall mean the terms of the Cooper Industries Amended and Restated Management Annual Incentive Plan that relate to deferral of Share Awards, as in effect on October 3, 2004.
     2.13 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.
     2.14 “Section 409A” means Section 409A of the Code and the regulations and rulings promulgated thereunder.
     2.15 “Senior Executive Officer” means the Chairman; Chief Executive Officer; President; Chief Operating Officer; any Executive Vice President; any Senior Vice President; or any other senior officer reporting directly to the Chief Executive Officer who is designated as a Participant in the Plan.
III. Administration
     3.1 The overall administration of the Plan, including the final determination of Awards to each Participant, is vested in the Committee.
     3.2 Determinations of the Committee in administering the Plan shall be final and binding upon all Participants.
IV. Eligibility
     Participation in the Plan shall be limited to Senior Executive Officers. Participants will be selected for participation annually by the Committee not later than 90 days after the commencement of the Performance Period. The Committee may withdraw its approval for participation in the Plan for a Participant at any time. In the event of such withdrawal, such Participant shall cease to be a Participant as of the date designated by the Committee and the individual shall be notified of such withdrawal as soon as practicable following such action. Further, such individual shall cease to have any right to an Award for the Performance Period in which such withdrawal is effective; provided, however, that the Committee may, in its sole discretion, authorize a prorated award based on the number of full months of participation prior to the effective date of such withdrawal and the Company’s performance during such period.
V. Performance Goals and Measures
     5.1 Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period relating to a specific Award. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. The criterion or criteria used in establishing Performance Goals may, at the discretion of the Committee, include one or any combination of the following: (i) the Company’s return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in absolute dollars or earnings per Share of the Company; or (iii) cash flow or similar measure. The Performance Goals established by the Committee shall include a threshold level of performance below which no Award will be payable and a maximum Award opportunity for each Senior Executive Officer. The determination of attainment of the Performance Goals shall be determined in accordance with generally accepted accounting principles and certified in writing by the Committee.
     5.2 The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, modify the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m).
VI. Awards
     6.1 Awards under the Plan shall be paid in cash.
     6.2 At the first meeting of the Committee after the expiration of the Performance Period, the Committee shall review the prior year’s performance in relation to the Performance Goals and determine the level of achievement of the Performance Goals. Payment of Annual Incentive Awards to Participants under the Plan shall occur only after the Committee has certified in writing that the Performance Goals have been achieved for the relevant Performance Period; provided that payment shall occur on or before March 15 of the calendar year immediately following the Performance Period. Notwithstanding the attainment of Performance Goals for the Company as a whole, Awards for individual Participants under the Plan may be denied or adjusted by the Committee, in its sole judgment, based on its assessment of the Participant’s performance. However, no upward adjustment may be made to an Award for a Participant if Section 162(m) would limit the deduction the Company may claim for that Participant’s compensation. Further, the total Award, as adjusted, shall not exceed the maximum Award opportunity. The maximum Annual Incentive Award that may be granted to a Senior Executive Officer under the Plan for any Performance Period shall be $3.0 million.
VII. Deferrals and Settlements
     The Committee may permit Participants to elect to defer receipt of all or a portion of the Annual Incentive Award pursuant to the terms of the Company’s Management Incentive Compensation Deferral Plan.
VIII. Withholding Taxes
     The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law.

IX. No Right to Continued Employment or Awards
     No person shall have any claim or right to be granted an Award, and the granting of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company at the time the Committee grants Awards under the Plan.
X. Change in Control
     10.1 Vesting. Immediately upon a Change in Control, all outstanding Awards shall be deemed earned at the Target Performance Goal level with respect to the portion of such Award equal to the amount of such Target Performance Goal level Award for the Participant multiplied by a fraction, the numerator of which is the number of months elapsed in the year of the Change in Control (with any partial month counted as a full month for such purpose) and the denominator of which is 12 (such Award to be called the “Earned Pro Rata Award”).
     10.2 Payment. In the absence of a valid deferral of an Award pursuant to the Pre-409A Employee Share Deferral Terms or the Cooper Industries Management Incentive Compensation Deferral Plan, the Company shall, within ten (10) days after the occurrence of a Change in Control, make, or cause to be made, a lump sum cash payment to the Participant equal to the Earned Pro Rata Award.
XI. Amendment, Modification, Suspension or Termination
     The Board may amend, modify, suspend or terminate (individually or in the aggregate, a “Change”) this Plan for any purpose except that: (i) no Change shall be effective prior to approval by the Company’s shareholders to the extent that such approval is then required pursuant to Section 162(m) or otherwise required as a matter of law; and (ii) no Change to the Plan shall be effective that would (a) increase the maximum amount that can be paid to a Participant under the Plan, (b) change the performance criterion or criteria set forth in Section V hereof for the payment of Awards or (c) modify the eligibility requirements for Participants in the Plan unless first approved by the Company’s shareholders.
XII. Governing Law
     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.
XIII. Other Benefit and Compensation Programs

     Unless otherwise specifically provided to the contrary in the relevant plan, program, or practice, Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any other Company benefit plan, program, or practice or any severance policy of the Company. Further, the Company may adopt other compensation programs, plans, or arrangements for employees below the level of Senior Executive Officer as it deems necessary and appropriate.
XIV. Successors and Assigns
     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
XV. Effective Date and Term
     The shareholders of the Company approved the extension of the term of the Plan until March 1, 2011. After termination of the Plan, no future Awards may be granted but previously outstanding Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.
XVI. Interpretation
     The Plan is designed to comply with Section 162(m) and, to the extent applicable, Section 409A, and all provisions hereof shall be construed in a manner consistent with that intent.